Exhibit 4.3

August 6, 2021

Securities Purchase Agreement (the “Purchase Agreement”) dated as of April 9, 2021 entered into by and between Powerbridge Technologies Co., Ltd. (the “Company”), and YA II PN, Ltd. (the “Buyer”).

Reference is made to the Purchase Agreement. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

This Closing Statement shall constitute the agreement between the Company and the Buyer regarding the payment and disbursement of the purchase price to be paid by the Buyer to the Company at the Second Closing under the Purchase Agreement for the second Convertible Note (the “Second Note”) with an original face value of $2.0 million. The Company hereby confirms to the Buyer that the wire instructions set forth on Exhibit “A” are true and correct and that the Buyer is entitled to rely upon such wire instructions without recourse to the Buyer or any obligation to verify or confirm the accuracy of such wire instructions.

Subsequent to the parties entering into the Purchase Agreement, the Company determined that it was no longer eligible to register the Second Note, the Conversion Shares, the Warrant and the Warrants Shares on its effective registration statement on Form F-3 (File no. 333-253395), which was a condition to the Buyer’s obligation to purchase the Second Note at the Second Closing.

Notwithstanding the foregoing and any contrary terms set forth in the Purchase Agreement, the Company and the Buyer hereby agree as follows:

1.	The parties agree that the Subscription Amount is hereby increased from $7.0 million to $8.0 million.

2.	The principal amount of the Second Note is hereby reduced from $3.0 million to $2.0 million.

3.	The number of Ordinary Shares to be issued pursuant to the Warrant shall be increased from 571,429 to 653,061.

4.	Promptly after the SEC declares effective the registration statement described in the Registration Rights Agreement (the “RRA”) of even date between the parties hereto, the Company shall sell to the Buyer, and the Buyer shall purchase from the Company, a third Convertible Note (the “Third Note”) in the original principal amount of $2.0 million. The terms of the Third Note shall be identical to the terms of the Second Note, including, without limitation, the purchase price, interest rate, maturity date and so forth. The definition of Conversion Shares in the Purchase Agreement shall be deemed to include Ordinary Shares underlying the Third Note.

5.	The closing condition set forth in Section 7(d) of the Purchase Agreement is true and correct as of the date hereof.

6.	The Company represents and warrants that no default or event of default has occurred under the Purchase Agreement or any Transaction Documents.

7.	The Buyer hereby waives the closing conditions set forth in Section 7(n)(iv) and (v) of the Purchase Agreement in consideration for the Company entering into RRA pursuant to which the Company agrees, among other things, to file a resale registration statement with respect to the Conversion Shares and Warrant Shares to be issued by the Company to the Buyer upon conversion of the Second Note or the Third Note or the exercise of the Warrant.

8.	The Company’s obligations under Section 4(i) of the Purchase Agreement shall only apply to the initial Convertible Note dated on or about April 9, 2021 in the original principal amount of $4.0 million. Among other things, the Company’s obligations to register and maintain the registration of the Conversion Shares of the Second Note, the Third Note and the Warrant shall be set forth in the RRA.

9.	The Company and Transhare Corp. (the “TA”), the Company’s transfer agent, entered into a letter agreement (the “LA”) dated as of July 19, 2021 pursuant to which the TA agreed to issue shares to the Buyer upon the Buyer’s conversion of the Convertible Notes, all on the terms more particularly set forth in the LA. The Buyer is a third party beneficiary of the LA.

10.	On the date hereof, the Company is issuing to the Buyer the Warrant in accordance with the terms of the Purchase Agreement.

11.	The Company and the Buyer hereby agree that the Floor Price in the Second Note and the Third Note shall be $1.00 per share, as may be subsequently adjusted pursuant to the terms of the Purchase Agreement.

12.	All provisions of the Purchase Agreement, except as modified by this Closing Statement, shall remain in full force and effect and all such provisions shall apply to the third Note as if the purchase and sale of the third Note was originally set forth in the Purchase Agreement.

Face Value of Note:	$2,000,000.00
Original Issue Discount	$60,000.00
Purchase Price (97% of Face Value of Note):	$1,940,000.00

The applicable wire instructions are attached hereto.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF each of the Company and the Investor has caused their respective signature page to this agreement to be duly executed as of the date first written above.

COMPANY:

POWERBRIDGE TECHNOLOGIES CO., LTD.

By:	/s/ Stewart Lor
Name:	STEWART LOR
Title:	CO-CEO, CFO

BUYER:

YA II PN, LTD.

By:	Yorkville Advisors Global LP
Its:	Investment Manager

	By:	Yorkville Advisors Global LLC
	Its:	General Partner

By:	/s/ Mark Angelo
Name:	Mark Angelo
Title:	Member

EXHIBIT “A”

Wiring Instructions

Powerbridge Technologies Co Ltd.	$ 1,940,000.00

BANK: STANDARD CHARTERED BANK (HONG KONG) LIMITED

ACC NO: 36811579359 (USD)

BENEFICIARY: POWERBRIDGE TECHNOLOGIES CO., LTD

SWIFT CODE：SCBLHKHHXXX

BANK ADDRESS ：PAYMENT CENTRE, 15/F STANDARD CHARTERED TOWER, 388KWUN TONG ROAD, HONG KONG

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